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EXHIBIT 10.7

                    Summary of Fred M. Powell Severance Terms

The Company's board of directors has approved a severance arrangement for Mr. Powell such that, should his employment be terminated by the Company without cause, he will be entitled to receive a payment equal to his then current monthly salary multiplied by six months and the continuation of benefits for the period of time during which his severance payments are made.